EXHIBIT 99.1

JUSTIN GMELICH ELECTED TO MARKETAXESS BOARD OF DIRECTORS

NEW YORK, October 16, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for global fixed-income markets, today announced the election of Justin Gmelich to its Board of Directors, effective October 15, 2019.

Mr. Gmelich has had a distinguished career in credit markets where he was most recently Global Chief Operating Officer for Fixed Income, Commodities, and Currencies (FICC) at Goldman Sachs. Prior to being named COO of FICC, Mr. Gmelich was Global Head of Credit at Goldman Sachs. Additionally, while at Goldman Sachs, he was a member of the Firm’s Management Committee, Firmwide Risk Committee, Securities Division Executive Committee, Securities Division Volcker Committee and the Global Recruiting Council.

Rick McVey, Chairman and Chief Executive Officer, said, “Justin is widely respected for his deep knowledge of the fixed income markets, and he was instrumental in the modernization of Goldman’s market making model where he embraced electronic trading. His expertise on fixed income market structure will be invaluable for MarketAxess as trading automation accelerates with dealers and investors.”

“Technology is at the heart of innovation in financial markets today and MarketAxess is helping shape the future,” Mr. Gmelich noted. “MarketAxess has been a true pioneer in the global credit markets by strengthening access to liquidity and delivering significant advances in trading efficiency and market transparency. I’m excited to join the MarketAxess board and be a part of the fixed income market’s evolution.”

Mr. Gmelich’s election follows two other additions to the MarketAxess Board of Directors this year: former BlackRock Senior Managing Director, Richie Prager and former EY Global Vice Chair - Talent, Nancy Altobello.

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About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A record $1.7 trillion of U.S. investment-grade bonds, U.S. high yield bonds, emerging market debt, Eurobonds and other fixed income securities traded through MarketAxess’ patented trading technology in 2018. The global community of 1,600 firms trading on MarketAxess today include the world’s leading asset managers and institutional broker-dealers. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess enables automated trading solutions and, through its Trax® division, provides a range of pre- and post-trade services and products.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Investor Relations Contact:

David Cresci

MarketAxess Holdings Inc.

+1-212-813-6027

Media Relations Contact:

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226